Exhibit 99.1

news release

Enbridge Energy Partners Prices 4 Million Class A Common Units Offering

HOUSTON, February 27, 2008 — Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) announced today that it has priced a public offering of 4 million of its Class A Common Units at $49 per unit.  The offering is expected to close on March 3, 2008.

Enbridge Partners also granted the underwriters a 30-day option to purchase up to an additional 600,000 Class A Common Units to cover any over-allotments.

The Partnership expects net proceeds from the offering will be approximately $193 million, including a contribution from the General Partner to maintain its 2 percent general partner interest.  Net proceeds will be used to reduce outstanding commercial paper and credit facility borrowings that have been used to finance a portion of the Partnership’s current capital expansion projects.

Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, and Wachovia Securities, LLC are joint book-running managers for the offering.  Copies of the prospectus supplement and accompanying base prospectus related to the offering may be obtained from the underwriters as follows:

Citi	Morgan Stanley	Wachovia Securities
Brooklyn Army Terminal	Prospectus Dept	Equity Syndicate Dept
140 58th Street, 8th Floor	180 Varick Street, 2nd Floor	375 Park Avenue
Brooklyn, NY 11220	New York, NY 10014	New York, NY 10152
Tel: (718) 765-6732	Tel: (866) 718-1649	Email: equity.syndicate @wachovia.com

Enbridge Energy Partners, L.P. owns the U.S. portion of the world’s longest liquid petroleum pipeline and is active in natural gas gathering, processing and transmission.  Enbridge Energy Management, L.L.C. (NYSE:EEQ) manages the business and affairs of the Partnership.  Its principal asset is its interest in the Partnership, which will be approximately 14 percent following the closing of the offering.

Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, is the general partner of Enbridge Partners.  It will hold an approximate 15 percent interest in Enbridge Partners following the closing of the offering.  Enbridge Inc. common shares are traded on the Toronto Stock Exchange and on the New York Stock Exchange under the symbol “ENB.”

This news release does not constitute an offer to sell or a solicitation of an offer to buy the units representing limited partnership interests described herein, nor shall there be any sale of these units in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  The offering may be made only by means of a prospectus supplement and accompanying base prospectus.

Investor Relations Contact:	Media Contact:
Tracy Barker	Larry Springer
Toll-free: (866) EEP INFO or (866) 337-4636	Tel: (713) 821-2253
E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

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